Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus Supplement dated

May 4, 2017 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	May 4, 2017

Settlement Date:	May 9, 2017 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)

Aggregate Principal Amount:	$750,000,000

Maturity Date:	April 13, 2020

Public Offering Price:	100.286%, plus accrued interest deemed to have accrued from April 13, 2017 equal to $1,129,434.58

Interest Rate Basis:	Three-month LIBOR

Re-offer Spread to LIBOR:	+83.5 bps

Interest Payment Dates:	January 13, April 13, July 13 and October 13, commencing on July 13, 2017

Interest Rate Determination:	Three-month LIBOR, determined as of April 11, 2017 and subsequently as of two London business days prior to the relevant interest reset date, as applicable, plus 0.93% per annum

Interest Reset Dates:	Quarterly on January 13, April 13, July 13 and October 13, commencing on July 13, 2017

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045XBU9 / US37045XBU90

Sole Book-Running Manager:	TD Securities (USA) LLC

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: TD Securities (USA) LLC, 31 West 52nd St., New York, NY 10019, telephone: (855) 495-9846, Attention: Debt Capital Markets Syndicate.